Exhibit 10.03

Summary of Outside Directors’ Compensation

Our non-employee directors are entitled to receive the following compensation, with changes effective immediately following the company’s 2012 annual meeting of shareholders:

•	an annual retainer of $42,000 per director for service on our Board;

•	a fee for attendance at Board meetings of $2,000 per meeting;

•	a fee for attendance at Board Committee meetings of $1,700 per meeting;

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an annual retainer of $15,000 for the Chairman of the Audit Committee, an annual retainer of $8,750 for the Chairman of the Compensation Committee and an annual retainer of $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and

•
upon each director's election or re-election to our Board at the annual shareholders meeting, a restricted stock award per director consisting of such number of shares having an aggregate fair market value of $115,000 on the date of grant; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Directors’ cash compensation is paid quarterly in arrears.  The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served.  Directors who are appointed between annual shareholders meetings receive a pro-rated equity award upon appointment to our Board.  In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

The standing committees of the Board of Directors currently are the Audit, Compensation, and Nominating and Corporate Governance Committees.